Table of Contents

Exhibit 4(b)(2)

2nd ADDENDUM TO AND RESTATEMENT OF THE
SHAREHOLDERS AGREEMENT OF
SENDAS DISTRIBUIDORA S.A.

By this private instrument, the undersigned, hereinafter collectively referred to as “Shareholders”:

A) SENDAS S.A., a joint stock company with its principal place of business in the Municipality of São João de Meriti, State of Rio de Janeiro, at Presidente Dutra Highway, No. 4674, District of Jardim José Bonifácio, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 31.911.548/0001 -17, herein duly represented pursuant to its By-laws (hereinafter referred to as “SENDAS”);

B) COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a joint stock company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antônio No. 3142, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 47.508.411/0001 -56, herein duly represented pursuant to its By-laws (hereinafter referred to as “CBD”); and

C) SÉ SUPERMERCADOS LTDA., a limited liability business company with its principal place of business in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Luiz Antonio No. 3172, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 01.545.828/0001 -98, herein duly represented pursuant to its Articles of Association (hereinafter “SÉ”);

CBD and SÉ hereinafter collectively referred to as “CBD Companies”,

and, in the capacity of intervening consenting parties,

D) SENDAS DISTRIBUIDORA S.A., a joint stock company with its principal place of business in the City of São João de Meriti, State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674 – part occupancy, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 06.057.223/0001 -71, herein duly represented pursuant to its By-laws (hereinafter referred to as “Company”);

E) ARTHUR ANTONIO SENDAS, Brazilian, married, businessman, resident and domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, bearer of Identity Card RG No. 1.183.197 IFP/RJ, issued on July 17, 1967, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 016.084.447 -91;

F) SENDAS EMPREENDIMENTOS E PARTICIPAÇÕES LTDA, a limited liability business company with its principal place of business in the Municipality of São João do Meriti, State of Rio de Janeiro, at Rodovia Presidente Dutra No. 4674, Km 4.5, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 30.630.362/0001 -27, herein duly represented pursuant to its Articles of Association (hereinafter referred to as “SENDAS EMPREENDIMENTOS”);

Exhibit 4(b)(2)

G) PÃO DE AÇÚCAR S.A. INDÚSTRIA E COMÉRCIO, a joint stock company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 61.550.182/0001 -69, herein duly represented pursuant to its By-laws (hereinafter referred to as “PAIC”);

H) PENÍNSULA PARTICIPAÇÕES LTDA., a limited liability business company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 58.292.210/0001 -80, herein duly represented pursuant to its Articles of Association (hereinafter referred to as “PENÍNSULA”);

I) NOVA PENÍNSULA PARTICIPAÇÕES S.A., a joint stock company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antonio No. 3126, 2nd floor, enrolled with the National Register of Legal Entities of the Ministry of Finance under CNPJ/MF No. 66.056.524/0001 -02, herein duly represented pursuant to its By-laws (hereinafter referred to as “NOVA PENÍNSULA”); and

J) ABILIO DOS SANTOS DINIZ, Brazilian, married, businessman, bearer of Identity Card RG SSP/SP No. 1.965.961, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 001.454.918 -20, with offices in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Luiz Antônio No. 3142.

Whereas:

1) Subject to the terms and conditions of the Investment and Joint Venture Agreement executed by CBD and SENDAS on February 5, 2004 (hereinafter the “Investment Agreement”), the parties have agreed on a joint venture to act jointly in retail trade in general in the States of Rio de Janeiro and Espírito Santo;

2) On February 29, 2004 the Shareholders entered into a Shareholders Agreement, which was amended on December 1, 2004 (hereinafter the “Shareholders Agreement”) regulating the exercise and controlling interest in the Company;

3) The Shareholders, the Company and Controllers CBD and GEM Fund Holdings B, LLC; Gem Parallel Holdings B, LLC; BSSF Holdings B, LLC; AIG Brazil Special Situations Parallel Fund, C.V.; and GEM II Investments, LLC (hereinafter, jointly, the “Investor”) have executed on November 30, 2004, an Investment Agreement (hereinafter the “AIG Investment Agreement”) for the Investor to acquire 157,082,802 Class B Preferred Shares and 2,000 Class A Common Shares, representing 14.86% of the total capital stock of the Company;

4) The Shareholders, the Investor and the Company have on December 1, 2004 executed a Shareholders Agreement (hereinafter the “AIG Shareholders Agreement”) to regulate their respective rights and obligations in their capacity as shareholders of the Company;

5) The Shareholders, the Company, the CBD Controllers and the Investor have on December 1, 2004 executed the Divestment Agreement (hereinafter the “AIG Divestment Agreement”) to

Exhibit 4(b)(2)

regulate the mechanism through which the Investor shall implement the divestment of its equity interest in the Company;

6) The capital stock of the Company on the date hereof is composed as indicated in the chart included in item 3.2 below;

7) The Shareholders, as specified in the chart included in item 3.2 below, are the holders of 99.99% of the voting capital stock of the Company;

8) SENDAS EMPREENDIMENTOS exercises direct Equity Control in SENDAS, and is the lawful holder and possessor of 90,230,408 common shares, all of which have no par value and represent approximately ninety-point-two-three percent (90.23%) of the voting capital and total capital of SENDAS;

9) ARTHUR ANTÔNIO SENDAS holds 759,094,476 quotas, representing approximately 65.09% of the total quota capital of SENDAS EMPREENDIMENTOS;

10) PAIC, PENÍNSULA, NOVA PENÍNSULA and ABÍLIO DINIZ (hereinafter collectively the “CBD Controllers”) directly or indirectly hold the Corporate Control of CBD;

11) CBD controls SÉ and is the holder of 897,126,019 shares issued by SÉ;

12) For purposes of this Agreement, CBD and SÉ shall be deemed to be one and only shareholder; therefore, whenever this Agreement refers to “Shareholder”, such reference shall be taken to mean SENDAS, severally, or CBD Companies, jointly; and

13) The Shareholders have decided to adopt a new proportion in the appointment of the members of the Board of Directors to be elected with their votes.

The Shareholders hereby resolve for the purposes and effects of Article 118 of Law No. 6404, of December 15, 1976, to enter into to this 2ndt Addendum to the Shareholders Agreement, in order to amend and restate the Shareholders Agreement executed by the parties on February 29, 2004 and amended on December 1, 2004, whereby the restated Shareholders Agreement becomes effective in accordance with the clauses and conditions established below, which have been freely covenanted among the Shareholders and the intervening consenting parties, all of whom undertake to observe them and cause them to be observed.

“ARTICLE I
DEFINITIONS

1.1. For the purposes of this Agreement, the following definitions are adopted, without prejudice to other definitions established herein:

“Common Class C Share” is a common share, of the Class C type, to be issued on the terms of Article 16, III, of the Corporation Law, which assures for the holder thereof the right to elect, in a separate voting act, one (1) member of the Board of Directors of the Company;

Exhibit 4(b)(2)

“Shareholder” is SENDAS, severally, or the CBD Companies, jointly, while “Shareholders” for the purposes hereof is a collective reference to SENDAS, CBD and SÉ jointly;

“Offered Shareholder” has the meaning that is ascribed to it in letter (a) of item 6.2 below;

“Offering Shareholder” has the meaning that is ascribed to it in letter (a) of item 6.2 below;

“Shares” are (i) all of the Common Shares and all of Preferred Shares issued by the Company held, or that may be held in the future, by any one of the Shareholders, for any reason and on any account, including, but not limited to, the subscription, purchase, split, distribution of stock dividends, distribution of dividends with payment in shares and capitalization of profits or other reserves, or that may be held by any one of the Shareholders as a result of mergers, consolidations or spin-offs; (ii) securities that are convertible into common and/or preferred shares issued by the Company held, or that may be held in the future, by the Shareholders; (iii) options for purchase of common and/or preferred shares issued by the Company; (iv) subscription bonuses and subscription rights for common and/or preferred shares of the Company held, or that may be held in the future, by the Shareholders; and (v) any other shares to which voting rights have been ascribed, whether by virtue of legal and/or statutory provisions;

“Common Shares” are the Class A Common Shares and the Class B Common Shares and, when issued, the Class C Common Shares, to which the rights foreseen in the By-laws have been ascribed;

“Class A Common Shares” are the common shares of Class A issued by the Company, which are registered shares with no par value and grant to the holders thereof the right to vote in shareholders meetings of the Company;

“Class B Common Shares” are the common shares of Class B, which are registered shares with no par value and grant to the holders thereof the right to vote in shareholders meetings of the Company and the other rights foreseen in its By-laws;

“Preferred Shares” are the Class A Preferred Shares and the Class B Preferred Shares and, when issued, the Class C Preferred Shares, to which the rights foreseen in the By-laws have been ascribed;

“Class A Preferred Shares” are the registered preferred shares of Class A issued by the Company, without voting rights, with priority in the reimbursement of capital in the event of liquidation of the Company and the other rights foreseen in its By-laws;

“Class B Preferred Shares” are the registered preferred shares of Class B issued by the Company, without voting rights, with priority in the reimbursement of capital in the event of liquidation of the Company and the other rights foreseen in its By-laws;

“Class C Preferred Shares” are the registered preferred shares of Class C, to be issued by the Company, without voting rights, with priority in the reimbursement of capital in the event of liquidation of the Company and the other rights foreseen in its By-laws;

Exhibit 4(b)(2)

“Agreement” means this 2nd Addendum and Restatement of Shareholders Agreement of Sendas Distribuidora S.A.;

“AIG Shareholders Agreement” has the meaning ascribed to it in the 4th Recital hereinabove;

“AIG Divestment Agreement” has the meaning ascribed to it in the 5th Recital hereof;

“Investment Agreement” has the meaning ascribed to it in the 1st Recital hereof;

“Acquirer” has the meaning ascribed to it in item 6.6.1 below;

“AGE” has the meaning ascribed to it in the 6th Recital hereof;

“Dispose of” is the act of selling, assigning, contributing to the capital of another company and/or any other act that results in the transfer or disposal of the rights relative to any Share, while “Disposal of” is understood as being the effect of any such acts;

“Casino” is the company Casino Guichard Perracho;

“Committees” has the meaning ascribed to it in item 4.1.11 below;

“Recitals” are the recitals contained in the preamble of this Agreement;

“AIG Investment Agreement” has the meaning ascribed to it in the 3rd Recital hereof;

“SENDAS Controller” is Mr. ARTHUR ANTONIO SENDAS, or any company that is or may become directly or indirectly controlled by him;

“CBD Controller” is Mr. ABÍLIO DOS SANTOS DINIZ, or any company that is or may become directly or indirectly controlled by him;

“CBD Controllers” has the meaning ascribed to it in the 10th Recital hereof;

“Equity Control” means the direct or indirect title to ownership rights that on a permanent basis assure preponderance in corporate resolutions and the power to elect the majority of the administrative officers;

“By-laws” means the By-laws of the Company approved by the AGE, as well as subsequent statutory amendments that may be implemented;

“Encumbrance” is the generic name given to any type of burden, lien or encumbrance, irrespective of title and/or nature, including, but not limited to, pledge, bond, usufruct and chattel mortgage;

“Investor” has the meaning ascribed to it in the 3rd Recital hereof;

Exhibit 4(b)(2)

“IPC” is the Consumer Price Index published by the Economic Research Institute Foundation (local acronym FIPE);

“Key Performance Indicators (KPIs)” are measures of the performance of the Company’s administrative officers, calculated based on sales per square meter, sales per employee, man-hours effectively worked, check-out and, in respect of the Company, based on earnings before interest, tax, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), net income (local acronym LL) and return on capital employed (ROCE);

“Corporation Law” is Law No. 6404/76, as subsequently amended;

“Joint Equity Participation” is the sum of the participations of the Shareholders in the voting capital of the Company;

“Term for First Refusal” has the meaning ascribed to it in letter (c) of item 6.2 below;

“Annual Investments Program” is the program approved by the Board of Directors of the Company, defining at the beginning of each fiscal year the Company’s plan for investments and strategic activities;

“Exclusive Territory” is the Company’s territory of operation, i.e., the State of Rio de Janeiro, with possibility of expansion into the State of Espírito Santo; and

“Transfer Value” is the fair market price of the Shares, on a given date (“Date”), calculated by a prime investment bank experienced in appraising companies in the retail field and with proven independence in relation to the Shareholders, selected by mutual agreement between the Shareholders; if the latter fail to agree on the choice, it shall be made by the Chairperson of the Chamber of Conciliation and Arbitration of Getúlio Vargas Foundation and, should he not be able to so choose, then by the Chairperson of the Chamber of Arbitration of the Market, of the Bovespa (São Paulo Stock Exchange), with such calculation being made based on one of the following criteria, or on a combination of any of them, taking into account that the Company, unlike other companies in the sector, has no real estate properties of its own: (i) multiple of sales, (ii) multiple of EBITDA, and (iii) discounted cash flow. Regardless of the criterion adopted for assessment, the Transfer Value shall have a minimum value (“Minimum”), which shall be the value that results from the application of a multiple of forty percent (40%) of the Company’s gross sales for the twelve (12) months prior to the Date. If the Transfer Value is greater than the Minimum, the Transfer Value shall be limited to a maximum value (“Maximum”), which shall be the market value of CBD on the Date, as assessed by the same investment bank, using any one of the above criteria or a combination of any of them. If the assessed Transfer Value is greater than the Minimum, the Transfer Value may not surpass the Maximum. The assessment of the Transfer Value shall be completed within a period of thirty (30) calendar days counting from the date of contracting of the mentioned investment bank by the Shareholders.

Exhibit 4(b)(2)

ARTICLE II
BASIC PRINCIPLES OF THE COMPANY

2.1. This Agreement has the purpose of disciplining the relations between the Shareholders in their capacity as holders of Shares of the Company, thereby establishing the terms and conditions to which certain matters of interest to the Company shall be conducted, as established in this Agreement and in its By-laws. For such purpose, the Shareholders hereby covenant that the following basic principles shall serve as guidelines for the manner of action of the Shareholders of the Company during the term of effectiveness of this Agreement:

(a) the equity control of the Company shall be exercised in a shared form between, on the one part, SENDAS, and, on the other part, CBD Companies;

(b) to elect a Board of Directors and Executive Committees, so as to ensure for the Shareholders efficient mechanisms for the monitoring of the Company’s performance, by adopting the best corporate governance practices;

(c) to maintain and enhance the identity of the Company as a Company that is active in the retail market of the State of Rio de Janeiro and, in the future in the State of Espírito Santo, through multi-format stores;

(d) CBD shall be fully responsible for the operating and administrative management of the Company, having complete freedom to take decisions concerning the day-to-day operations of the Company’s stores, with the direct management of the businesses being assigned to experienced professionals having flawless reputation and renowned technical competence and who have the necessary qualifications for performance in their respective positions;

(e) strategic decisions concerning the Company as well as the human resources policy shall always be oriented to the best interests of the Company;

(f) management of the Company shall always seek levels of profitability, efficiency, productivity and competitiveness that are compatible with best practices in the relevant field of business, thereby ensuring the continuity of its operations; and

(g) any business relations between the Shareholders and the Company shall always be conducted and performed on market-based conditions.

2.2. Each one of the Shareholders undertakes to exercise its voting rights in the Company’s shareholders meetings, as well as ensure that its representatives on the Company’s Board of Directors act and vote in the relevant body, always in a form that can ensure observance of the basic principles established in item 2.1 above and the compliance with all of the other terms of this Agreement, and any act that does not totally conform to this Agreement is strictly forbidden.

ARTICLE III
CAPITAL STOCK

3.1. Pursuant to the AGE, the capital stock of the Company, which is fully subscribed, is divided into one billion, fifty-seven million, eighty-four thousand, eight hundred and two (1,057,084,802)

Exhibit 4(b)(2)

shares, being five hundred million and two thousand (500,002,000) Class A Common Shares, fifty eight million, two hundred and twenty-nine thousand and fifty (58,229,050) Class B Common Shares, three hundred and forty-one million, seven hundred and seventy thousand, nine hundred and fifty (341,770,950) Class A Preferred Shares and one hundred, fifty-seven million, eighty-two thousand, eight hundred and two (157,082,802) Class B Preferred Shares, all of which are registered and have no par value.

3.2. The Shares are distributed among the Shareholders as follows:

Shareholder	Registered Common Class A	%	Registered Common Class B	%	Registered Preferred Class A	%	Registered Preferred Class B	%	TOTAL	%
CBD	27,022,136	5.40	0	0.00	0	0.00	0	0.00	27,022,136	2.56
Sé	222,977,864	44.60	29,114,525	50.00	170,885,469	50.00	0	0.00	422,977,858	40.01
Sendas	250,000,000	50.00	29,114,525	50.00	170,885,469	50.00	0	0.00	449,999,994	42.57
GEM	723	0.00	0	0.00	0	0.00	56,820,785	36.17	56,821,508	5.38
GEM Parallel	77	0.00	0	0.00	0	0.00	6,012,336	3.83	6,012,413	0.57
BSSF	308	0.00	0	0.00	0	0.00	24,181,389	15.39	24,181,697	2.29
BSSF Parallel	92	0.00	0	0.00	0	0.00	7,235,171	4.61	7,235,263	0.68
GEM 2	798	0.00	0	0.00	0	0.00	62,833,121	40.00	62,833,919	5.94
Outros	2	0.00	0	0.00	12	0.00	0	0.00	14	0.00
Total	500,002,000	100.00	58,229,050	100.00	341,770,950	100.00	157,082,802	100.00	1,057,084,80	100.00

3.2.1. All of the Shares held by the Shareholders at any time shall be subject to this Agreement. The Shareholders shall exercise their voting rights in relation to the Shares they own pursuant to the terms and conditions hereof.

3.3. In connection with the provisions of Clauses 3.5 through 3.10 of the Investment Agreement – wherein any reference to “Sendas Preferred Shares” is hereafter understood to mean the “Sendas Class A Preferred Shares and Sendas Class B Common Shares” and any reference to “CBD Preferred Shares” is hereafter understood to mean the “CBD Class A Preferred Shares and CBD Class B Common Shares” – the Shareholders agree to proceed pursuant to the provisions of items 3.3.1 through 3.3.11 below.

3.3.1. The Class B Common Shares and the Class A Preferred Shares shall be entitled to full dividends, even if not paid in.

3.3.2. Upon the payment of the SENDAS Class B Common Shares or of the Class A Preferred Shares, to be made within the term and in the manner stipulated in Clause 3.6 of the Investment Agreement, the provisions of Clauses 3.7 and 3.8 of the Investment Agreement shall apply, and the conversion of Class A Preferred Shares into Class A Common Shares foreseen therein shall be implemented.

Exhibit 4(b)(2)

3.3.3. SENDAS shall only pay in the Class A Preferred Shares after having paid in all of the Class B Common Shares held by it.

3.3.4. In the event that SENDAS should fail to pay its Class B Common Shares and Class A Preferred Shares within the term stipulated in Clause 3.6 of the Investment Agreement, it shall have an additional term to pay the said Class B Common Shares and Class A Preferred Shares (hereinafter the “Additional Payment Term”), which shall begin on the business day following the end of the term of Clause 3.6 of the Investment Agreement and shall end on the date of the purchase by CBD of the Class B Preferred Shares held by the Investor (“Date of Withdrawal of the Investor”).

3.3.5. In the event that SENDAS should fail to pay all or part of its Class A Preferred Shares the Additional Payment Term of such Class A Preferred Shares shall be extended again (“Second Additional Payment Term for A Pref.”) for a period beginning on the Date of Withdrawal of the Investor and ending on February 29, 2014 (“End of Payment Term”). In the Second Additional Payment Term for A Pref., payment may only be made in cash, especially by using dividends paid by SENDAS DISTRIBUIDORA to SENDAS.

3.3.5.1. In the event that SENDAS has, by the End of the Payment Term, not paid part of all of its Class A Preferred Shares, all Class A Preferred Shares held by SENDAS at the End of the Payment Term of the A Pref., which are not paid in, shall be cancelled on the terms of Clause 3.10 of the Investment Agreement.

3.3.6. In the event that SENDAS should fail to pay all or part of its Class B Common Shares until the Date of Withdrawal of the Investor, the Additional Payment Term relating to the Class B Common Shares shall again be extended (“Second Additional Payment Term of the B Com.”) for a term that shall begin on the business day immediately following the Date of Withdrawal of the Investor and shall end on the date of implementation of the conversion into Class A Preferred Shares, on the terms of due regard for Paragraph 2 of article 15 of the Corporation Law, of a quantity of CBD Class B Common Shares (on the bases of one Preferred Class A Share for each Common Class B Share held by CBD) that shall correspond to the quantity of Class B Common Shares owned by SENDAS that are then still not paid in (hereinafter the “End of the Second Additional Payment Term of the B Com.”).

3.3.6.1. In the event that SENDAS should fail to pay all or part of its Class B Common Shares by the End of the Second Additional Payment Term of the B. Com., the Additional Payment Term of such Class B Common Shares shall be extended again (“Third Additional Payment Term of the B. Com.”) for a period beginning at the End of the Second Additional Payment Term of the B. Com. and ending on February 29, 2014 (“End of Payment Term”). In the Third Additional Payment Term of the B. Com., payment may only be made in cash, especially using dividends paid by SENDAS DISTRIBUIDORA to SENDAS.

3.3.7. At the End of the Payment Term, concomitantly with the conversion mentioned in clause 3.3.6 above, the SENDAS Class B Common Shares that have not been paid in during the Third Additional Payment Term, shall be cancelled on the terms of Clause 3.10 of the Investment Agreement.

3.3.7.1. The cancellation of SENDAS Class B Common Shares provided for under item 3.3.7 above is not conditioned upon the actual conversion stipulated in 3.3.6 above.

Exhibit 4(b)(2)

3.3.8. With due regard for the provisions of Clause 8.3 (b) of the Shareholders Agreement, the Shareholders agree to vote at the general meetings of SENDAS DISTRIBUIDORA in order to distribute dividends in the maximum amount permitted by law, in order to permit SENDAS to use them for the payment of the Class A Preferred Shares or Class B Common Shares as established in Clauses 3.3.5 and 3.3.6.1.

3.3.9. On the date on which all the common and preferred shares owned by SENDAS are paid up or on February 29, 2014 - whichever is earlier - the By-laws of the Company and this Shareholders Agreement shall be amended to set forth that only paid in Shares shall be entitled to a dividend.

3.3.10. The above cancellation of the Class B Common Shares and of the Class A Preferred Shares shall be accomplished by means of a capital reduction pursuant to article 173, in fine, of Law No. 6.404/76 (excessive capital) or by means of any other mechanism mutually covenanted by the Shareholders, on the terms of Clause 3.10 of the Investment Agreement.

3.3.11. The price of each of the Shares to be paid up by SENDAS in the amount of one real (R$ 1.00) shall be monetarily updated in the period from the date of subscription to the date of respective payment, by adopting an updating index corresponding to the average cost of the debt of SENDAS DISTRIBUIDORA in each period in question. In the event that there is no debt in any such period, the updating index for such period shall be the variation of the Interbank Deposit Certificate (CDI).

ARTICLE IV
MANAGEMENT

4.1. Board of Directors

4.1.1. The Board of Directors of the Company is made up of thirteen (13) regular members and five (5) deputies, with terms of office of two (2) years, to which offices they may be reelected.

4.1.2. The Board of Directors shall meet on a regular basis every sixty (60) days, and on a special basis at any time when called by the Chairperson, or further when called by one third (1/3) of the Board Members in office. The Board of Directors of the Company shall be chaired by Mr. ARTHUR ANTONIO SENDAS.

4.1.2.1. In view of the intuitu personae nature of the appointment of Mr. ARTHUR ANTONIO SENDAS for Chairperson of the Board of Directors of the Company, in the event of his death, incapacity or non-qualification during the term of effectiveness of this Agreement, the Shareholders shall elect his substitute by mutual agreement, within thirty (30) days counting from the relevant event.

4.1.3. The Shareholders may determine the creation of Committees within the ambit of the Board of Directors of the Company, with the purpose of examining specific matters, the analysis of which presumes technical knowledge that is peculiar to the committee members.

4.1.4. SENDAS shall have the right to individually appoint five (5) regular members of the Board of Directors of the Company and two (2) deputies for such members; the CBD Companies shall have

Exhibit 4(b)(2)

the right to individually designate seven (7) regular members of the Board of Directors of the Company and two (2) deputies for such members; the Investor shall have the right to separately appoint one (1) Board member (hereinafter “Investor’s Board member”) and one (1) alternate thereof (hereinafter “Investor’s Alternate”), on the terms contained in the AIG Investment Agreement. If any one of the Shareholders should have its participation reduced to less than fifty percent (50%) of the Joint Equity Participation, its right to designate board members shall follow the table below:

Shareholders’ Participation in the Joint Equity Participation	Number of board members to be designated
More than 40% and less than 50%	Three (3)
More than 25% and less than 40%	Two (2)
More than 12.5% and less than 25%	One (1)

4.1.4.1. If SENDAS, due to the exchange described in item 6.9.3 below, should become the owner of one (1) Class C Common Share, SENDAS shall have the right to elect, in a separate voting act, for as long as the Company exists, only one (1) member of the Board of Directors of the Company, with all other members of the Board of Directors being elected by CBD Companies, except for the Investor’s Board member and the Investor’s Alternate.

4.1.5. The Shareholders undertake to exercise there voting right in the Company’s shareholders agreements so as to ensure that the members of the Board of Directors are elected as provided under item 4.1.

4.1.5.1. A Shareholder that exercises the right to designate board members based on the provisions of this Agreement may not concomitantly use the right to elect a board member in a separate voting act, as provided in the Corporation Law.

4.1.6. A Shareholder may at any time substitute any board member that it has designated, and both Shareholders undertake to exercise the voting rights in the Company’s shareholders meetings so as to ensure the election of the substitute.

4.1.7. In the event of temporary vacancy, removal, resignation, substitution, or any event that implies the need to substitute one of the members of the Board of Directors of the Company, the Shareholder that designated such member shall have the right to designate his/her relevant substitute, and the Shareholders agree to vote in the Company’s shareholders meeting, and the board members shall vote in the meetings of the Board of Directors so as to ensure the election of the designated member.

4.1.8. The Shareholders shall resolve as to the form for use of their vote so as to ensure the fulfillment of the objective established in the items of this Article IV, it being certain, however, that none of the Shareholders shall request the adoption of the multiple vote process. For resolutions of the Board of Directors, each board member, including the Chairperson, shall have the right to one vote.

4.1.9. The meetings of the Board of Directors shall be installed with the presence of the majority of the members in office and, with due regard for the provisions of item 4.1.9.2 below, its resolutions, including proposals to be submitted to the shareholders’ meeting of the Company, shall be approved by the majority vote of the board members present.

Exhibit 4(b)(2)

4.1.9.1. In addition to the attributions conferred on it by law, it shall be incumbent upon the Board of Directors:

(a) to authorize the granting or assumption of loans, financing, leasing, guarantees or assumption of a thirty party debts, including the issuance of debentures, when the amount of the transaction is greater than twenty million Reais (R$ 20,000,000.00), duly restated by the variance of the IPC;

(b) to authorize the performance of acts that are alien to the activities comprised in the business purpose of the Company;

(c) to approve or to revise the Annual Investments Program;

(d) to resolve on the acquisition, sale or encumbrance of the Company’s businesses or assets, when the individual amount exceeds twenty million Reais (R$ 20,000,000.00), duly restated by the variance of the IPC.

4.1.9.2. No authorization for the performance of acts outside the business purpose of the Company (Clause 4.1.9.1(b)) may be approved at a meeting without the presence of at least two (2) board members appointed by SENDAS and no such authorization may be approved if there should be dissenting votes of two (2) board members designated by SENDAS. In exercising a dissenting vote, the board member shall explain the reasons for his/her decision.

4.1.9.3. In the event of a tie for a resolution concerning a matter that is not listed under item 4.1.9.1, the Board of Directors shall meet within the ensuing fifteen days for a new resolution. If the impasse persists, the position to be adopted shall be defined by the Special Committee, as provided under Article VII below.

4.1.10. Each Shareholder shall assign and transfer, on a fiduciary basis, one (1) Preferred Share that it holds to each of the Board Members it designated. For the purposes of this Agreement, the Preferred Shares assigned to the Board Members shall be considered to be property of the assigning Shareholder. Each Shareholder agrees to obtain from each Board Member to whom it has transferred a Preferred Share a power of attorney granting full powers to transfer in return such Preferred Share in the event that the assignee for any reason should cease to be a Board Member or should be hindered from fully performing his/her attributions in the relevant position.

4.1.11. The Company shall have an Executive Committee, a Finance Committee, a Development and Marketing Committee and an Auditing Committee (hereinafter referred to as “Committees”), which shall have the duty of assisting in the interaction and cooperation between the Executive Board and the Board of Directors. In addition to the above Committees, the Company shall have a Special Committee for solution of divergences, on the terms of Article VII below.

4.1.12. Each Committee shall be made up, at the discretion of the Board of Directors, of four (4) or of six (6) members, with half of the members of each Committee being designated by each one of the Shareholders, CBD Companies designating the Coordinators of the Executive Committee and of the Auditing Committee, and SENDAS designating the Coordinators of the Finance Committee and of the Development and Marketing Committee. The Coordinators shall be members of the Board of

Exhibit 4(b)(2)

Directors. The terms of office of the members of each Committee shall coincide with those of the members of the Board of Directors.

4.1.13. The Committees, which shall always act under supervision of the Board of Directors with the purpose of monitoring the tasks of the Company’s Executive Board, shall have the following attributions, on the terms of the Company’s By-laws:

I) The Executive Committee shall meet monthly at the Company’s headquarters and shall have the following attributions:

(a) to monitor the work of the Executive Board in preparing the annual/pluriannual budget and relevant revisions;

(b) to monitor the work of the Executive Board in the preparation of the Annual Investments Plan;

(c) to submit proposals to the Board of Directors concerning the total annual compensation of the administrative offices, for approval by the Shareholders Meeting of the Company;

(d) to monitor the work of the Executive Board as regards the attainment of targets and results;

II) The Finance Committee shall meet quarterly at the Company’s headquarters and shall have the following attributions:

(a) to monitor the work of the Executive Board in revising the Company’s cash flow and capital structure;

(b) to monitor, jointly with the Executive Board, the implementation of and compliance with the Annual Investments Program; and

(c) to monitor the average cost of the capital structure, based on data provided by the Executive Board, suggesting alterations to the structure, whenever necessary.

III) The Development and Marketing Committee shall meet quarterly at the Company’s headquarters and shall have the following attributions;

(a) to monitor, jointly with the Executive Board, the evolution of own brands, as well as to define their architecture;

(b) to monitor the work of the Executive Board in revising the Company’s marketing policy;

(c) to monitor the work of the Executive Board in developing, preparing and implementing the Company’s marketing plans; and

Exhibit 4(b)(2)

(d) to monitor the work of the Executive Board in the development of proposals for new targets concerning the Company’s institutional marketing.

IV) The Auditing Committee shall meet quarterly at the Company’s headquarters and shall have the following attributions:

(a) to monitor the work of the Executive Board in the review of the accounting practices and procedures adopted by the Company; and

(b) to monitor the work of the Executive Board in the preparation of the Company’s balance sheets and financial statements.

V) The Special Committee shall meet in the Company’s headquarters whenever a divergence should arise, on the terms of Article VII of this Agreement.

4.1.14. The meetings of each Committee shall be installed with the presence of the majority of the members in office.

4.1.15. In the event of a vacancy, whether for reasons of impediment (either temporary or definitive), of termination or of resignation of any one of the members of the Committees, his/her substitution shall be provided for by the same Shareholder that designated him/her originally.

4.2. Executive Board

4.2.1. Each one of the Shareholders undertakes to exercise its rights stipulated in this Agreement, and to determine that its representatives on the Board of Directors of the Company exercise their voting rights, so as to ensure the election of the Executive Board on the terms of this item 4.2.

4.2.2. The Company shall have an Executive Board made up of at least three (3) members and at most five (5) members, with terms of office of two (2) years, to which offices they may be reelected, among whom one of them shall be the Chief Executive Officer and the others shall have no special title.

4.2.2.1. The Chief Executive Officer shall establish the individual attributions of the executive officers and of the members of the Company’s top staff, and may for such purpose develop Internal Rules, submitting them for resolution by the Board of Directors.

4.2.2.2. The Chief Executive Officer shall designate, choosing from among the executive officers, which one shall substitute him/her during occasional impediments.

4.2.3. The Executive Officers shall be elected by the Board of Directors in accordance with designations made by CBD Companies, either chosen from among the staff of professionals of any one of the Shareholders or recruited in the market, in either case being professionals who have renowned competence and flawless reputations.

4.2.4. The Executive Officers shall be appraised six-monthly by the Board of Directors of the Company, according to the Key Performance Indicators (KPIs), using as a basis the best practices in the market.

Exhibit 4(b)(2)

4.2.5. The Shareholders agree that the operating and administrative management of the Company shall fall under full responsibility of CBD. Thus, CBD shall have total freedom to take any and all decisions concerning the day-to-day operations of the Company’s stores, with the direct management of the businesses being conducted by experienced professionals with flawless reputation and renowned technical competence who have the qualifications that are necessary for performance in their relevant positions.

4.2.5.1. The Executive Board shall have total freedom in taking any operating decisions, including, but not limited to: (i) designation and removal of the other executives of the Company, (ii) alterations to the formatting of the stores, and (iii) decisions in the processes for hiring and terminating the Company’s employees in general.

4.2.6. SENDAS agrees to ensure that its representatives on the Board of Directors of the Company vote together with the representatives of CBD Companies in respect of the designation and/or removal of the Executive Officers that may be proposed by CBD Companies’ representatives.

ARTICLE V
EXERCISE OF VOTING RIGHTS

5.1. Except for resolutions concerning the election of members of the Board of Directors, in respect of which the provisions of Article IV above shall apply, each one for the Shareholders shall exercise its voting rights in the Company’s shareholders meetings, and shall ensure that their representatives on the Board of Directors of the Company exercise their voting rights, in compliance with the provisions of this Article V.

5.2. For as long as each Shareholder holds fifty percent (50%) of the Joint Equity Participation, the resolutions of the Shareholders Meetings of the Company shall be taken by consensus of the Shareholders.

5.3. If the equity participation of any one of the Shareholders should result less than fifty percent (50%) of the Joint Equity Participation, such Shareholder shall then have veto rights in the Shareholders Meetings of the Company for resolutions that have as their subject-matter the following topics:

(a) increase of the Company’s capital by issuance of common shares, or reduction of the Company’s capital;

(b) transformation, consolidation, merger and spin-off involving the Company;

(c) dissolution and liquidation, election and removal of liquidators;

(d) filing for the Company’s self-bankruptcy or judicial or extra-judicial recovery;

(e) any alteration to the Company’s policy for distribution of dividends;

(f) providing for the Company’s capital to go public;

Exhibit 4(b)(2)

(g) creation of founders shares;

(h) alteration to the corporate name;

(i) alteration to the preferences ascribed to the Preferred Shares;

(j) any statutory alteration that could affect the rights and obligations of the Shareholders that derive from this Shareholders Agreement; and

(k) authorization for execution, amendment or termination of any agreement or contract between, on the one part, the Company, and on the other part, any one of the shareholders of the Company, their relatives or related parties, or Companies that may be controlled by them either directly or indirectly.

5.3.1. The veto rights referred to in item 5.3 above shall last only for as long as the participation of the Shareholder is greater than or equal to twenty-five percent (25%) of the Joint Equity Participation. In exercising its veto rights, the Shareholder shall explain the reasons for its decision.

5.3.2. The Shareholders agree that they shall not be granted the right to veto any transactions of increase of capital through the issuance of Preferred Shares, except if the Preferred Shares that are to be issued have, or may have in the future, voting rights.

5.4. Failure to attend the Shareholders Meetings of the Company or the meetings of the Board of Directors, as well as abstention from voting by any one of the Shareholders or by members of the Board elected on the terms of this Agreement, shall assure for the harmed Shareholder the right to vote with the Shares that pertain to the absent or remiss Shareholder and, in the case of the Board of Directors, the board members elected by the harmed Shareholder shall have the right to vote for the absent or remiss Board Members, on the terms of Article 118, Paragraph Nine of the Corporation Law.

ARTICLE VI
RIGHTS OF FIRST REFUSAL,
OF SELLING OPTION (“PUT”), OF EXCHANGE
AND OF JOINT SALE

6.1. Each one of the Shareholders hereby undertakes (i) to refrain from Disposing of its Shares without first assuring for the other Shareholder the rights of first refusal and of joint sale on the terms of this Article VI; and (ii) to refrain from creating any type of Encumbrance on its Shares, without prior written consent of the other Shareholder.

6.2. With the purpose of ensuring the right of first refusal established in this Agreement, the Shareholders undertake to observe the following:

(a) a Shareholder that wishes to Dispose of the totality or a portion of its Shares (hereinafter referred to as “Offering Shareholder”), on the terms of a proposal received from an interested third party (hereinafter referred to as “Proposal”), shall notify the other Shareholder (hereinafter referred to as “Offered Shareholder”), with a copy to the Chairperson of the Board of Directors

Exhibit 4(b)(2)

of the Company, informing (i) the name and identification of the interested third party; (ii) the number of Shares held by it that it intends to dispose of (hereinafter referred to as “Offered Shares”); and (iii) the price and other payment terms;

(b) unless expressly authorized by the Offering Shareholder, the Offered Shareholder may only exercise its right of first refusal for purchase of the totality of the Offered Shares;

(c) the Offered Shareholder that wishes to exercise its right of first refusal shall notify the Offering Shareholder, with a copy to the Chairperson of the Board of Directors of the Company, within thirty (30) days counting from receipt of the Proposal (“Term for First Refusal”), manifesting its irreversible and unconditional commitment of acquiring all of the Offered Shares for the price and on the terms of the Proposal;

(d) if the Offered Shareholder manifests its commitment of acquiring the Offered Shares within the Term for First Refusal, the Shareholders shall complete the transaction of purchase and sale of the Shares on the exact terms of the Proposal; lack of manifestation concerning the exercise of the right of first refusal, in respect of each Proposal, within the Term for First Refusal, shall give rise to irrevocable and irreversible waiver by the Offered Shareholder, exclusively in respect of such specific Proposal, regarding the right of first refusal referred to in this item 6.2;

(e) if the Offered Shareholder fails to exercise the right of first refusal within the Term for First Refusal, the Offering Shareholder shall have the right to Dispose of the Offered Shares to the interested third party on the exact terms of the Proposal, provided that such Disposal is completed within a maximum of sixty (60) days counted from expiration of the Term for First Refusal;

(f) if the Disposal is not completed within the term established in item (e) above, the procedure described in this item 6.2 shall be repeated; and

(g) if any one of the Shareholders should partially Dispose of to third parties its Shares on the terms of this item 6.2, for purposes of this Agreement such acquiring third party shall be considered (jointly with the Offering Shareholder) as one single party, extending to the group thus formed the rights and obligations attributed by this Agreement to the Offering Shareholder.

6.3. Should the Shares owned by any one of the Shareholders be subject to seizure, attachment or judicial pledge, such Shareholder shall immediately inform the other Shareholder as to such occurrence. If the judicial measure is not released within thirty (30) days counting from its effectiveness, the Shareholder that is holder of the Shares shall notify the other Shareholder in this regard. Such notice shall be considered to be an offer for sale of such Shares for their Transfer Value. A Shareholder that accepts the offer may, in order to acquire the Shares that are subject to judicial restriction, deposit in court the amount that is necessary for release of the attachment. If the disbursement made by the Shareholder for release of the mentioned restriction, for any reason, exceeds the Transfer Value, the other Shareholder shall effect spot cash reimbursement within a term of thirty (30) days from the date of the payment effected by the Shareholder for release of the mentioned judicial restriction. If the Transfer Value of the Shares surpasses what is necessary for release of the restriction, the acquiring Shareholder shall pay the difference directly to the disposing Shareholder on the same date that it

Exhibit 4(b)(2)

effects the deposit in court, if the Transfer Value has already been assessed, or in up to ten (10) days after the date of assessment of the Transfer Value.

6.4. Any one of the Shareholders that intends to Dispose of, wholly or in part, the subscription rights that derive from the Shares that it holds shall assure for the other Shareholder the right of first refusal, by applying what is provided under item 6.2. of this Agreement, except as regards the terms established therein, which shall be of ten (10) days.

6.5. The transfer of the Shares shall only be valid and effective if the acquirer adheres in advance, in writing and without restrictions to the terms and conditions of this Agreement.

6.6. The obligation of assuring the right of first refusal established in this Article VI shall not apply:

(a) to the transfer on a fiduciary basis by the Shareholders to the board members of Preferred Shares, in the form provided under 4.1.10 above; or

(b) to the Disposal of the Shares by any one of the Shareholders to any party that (i) exercises Equity Control over such Shareholder; or (ii) if it is under the Equity Control of such Shareholder.

6.6.1. With due regard for the provisions of item 6.2.2 below, the Shares that may be subject to Disposal by any one of the Shareholders in the cases established in letters (a) or (b) of item 6.6. above shall remain entirely bound by this Agreement, which shall be extended to the relevant acquirer of the Shares (hereinafter referred to as “Acquirer”) in all of their rights and obligations.

6.6.2. A condition precedent for the effectiveness of the relevant Disposal of Shares, in the cases provided under letters (a) and (b) of item 6.6 above, is the execution by the relevant Acquirer of an instrument by which he/she/it adheres to this Agreement, undertaking irrevocably and irreversibly to unconditionally observe all of its terms and provisions, including, but not limited to, the rights of first refusal and of joint sale established in this Article VI.

6.6.3. If any one of the Shareholders should Dispose of its Shares, as provided under letters (a) and (b) of item 6.6, to more than one Acquirer, for all purposes of this Agreement such Acquirers shall be all treated (jointly with the disposing Shareholder, if such Shareholder remains as holder of a portion of the Shares) as one single party, in which case the term “Shareholder”, defined in item 1.1 above, shall thereinafter mean all of the Acquirers jointly (and also the disposing Shareholder, if it remains as holder of a portion of the Shares).

6.6.4. In the case of letter (b) of item 6.6 above, if the disposing Shareholder ceases to hold any participation in the voting capital of the Company, the Acquirers shall designate, by means of notice to other Shareholder, with a copy to the Chairperson of the Board of Directors of the Company, to be made effective within a maximum term of five (5) days counting from the date on which the disposing Shareholder ceases to hold Shares of the Company, the name and address of the Acquirer that individually shall represent all of the other Acquirers in respect of any and all issues concerning this Agreement.

6.7. Disposal of the Equity Control of any of the CBD Companies

Exhibit 4(b)(2)

6.7.1. If the CBD Controller should transfer, either directly or indirectly, the Equity Control of any of the CBD Companies, it shall notify SENDAS in writing informing (i) the name and identification of the third party to which the control is being transferred; and (ii) that the acquirer of the control has assumed an irrevocable and irreversible obligation of acquiring, if SENDAS should exercise the right provided under 6.7.2, the totality of the Shares owned by SENDAS for the Transfer Value, to be paid spot cash on demand.

6.7.2. SENDAS, if it wishes to sell the totality of the Shares that it owns, on the conditions established above (“put”), within the thirty (30) days following receipt of the notice referred to item 6.7.1, it shall manifest in writing to CBD its irreversible and irrevocable decision of selling the totality of the Shares that it owns; the formalization of the transfer of the Shares, with payment of the Transfer of Value, shall be effected within thirty (30) days counting from the communication from SENDAS to CBD or, if upon expiration of such term the Transfer Value has not yet been assessed, within ten (10) days following the assessment.

6.7.3. Lack of manifestation regarding the exercise of the “put” within the term established in item 6.7.2 above shall give rise to irrevocable and irreversible waiver on the part of the SENDAS, exclusively for such specific proposal.

6.8. Disposal of the Equity Control of SENDAS or of SENDAS EMPREENDIMENTOS

6.8.1. If the SENDAS Controller should receive from a third party a proposal (hereinafter referred to as “Proposal”) for Disposal of the Equity Control of SENDAS and/or of SENDAS EMPREENDIMENTOS, it shall notify CBD in writing informing (i) the name and identification of the acquiring third party; (ii) the number of SENDAS shares and/or SENDAS EMPREENDIMENTOS quotas that it intends to dispose of and the percentage that they represent in the voting capital of such Companies; (iii) the conditions of any voting agreement to be executed with the acquiring third party; and (iv) the price and other payment terms.

6.8.2. Within a term of thirty (30) days counting from the date of receipt of the notice referred to in item 6.8.1 above, CBD shall have the right to, at its exclusive discretion, notify the SENDAS Controller manifesting its irrevocable and irreversible commitment of: (i) exercising the right first refusal for acquisition of the SENDAS shares and/or the SENDAS EMPREENDIMENTOS quotas, on the same terms and conditions of the relevant Proposal; or (ii) exercising the right of acquiring from SENDAS the totality of the Shares of the Company held by SENDAS, for the relevant Transfer Value.

6.8.3. If CBD manifests its intention of acquiring: (i) the SENDAS shares and/or the SENDAS EMPREENDIMENTOS quotas in the case of exercising the right of first refusal referred to in item 6.8.2 (i) above; or (ii) the Shares of the Company held by SENDAS, in the case of exercising the right of purchase of the Shares described in item 6.8.2 (ii) above, the relevant purchase and sale shall be completed within a maximum term of thirty (30) days counting from the date of remittance of the notice referred in item 6.8.2 above.

6.8.4. Lack of manifestation regarding the exercise of first refusal and/or the right of purchase of the Shares, within the term established in item 6.8.2 above, shall give rise to irrevocable and irreversible waiver by CBD of the relevant right of first refusal and right of purchase of the Shares held by SENDAS, exclusively in respect of such specific proposal.

Exhibit 4(b)(2)

6.9. Exchange of Shares

6.9.1. As from February 1, 2007, SENDAS, at its exclusive discretion, may at any time exercise the right to exchange the totality or a portion of the paid-in Shares that it owns for preferred shares representing the capital stock of CBD (“CBD Preferred Shares”), provided that it notifies CBD in writing at least ninety (90) days in advance of the date of the mentioned act of exercise, and CBD undertakes to provide for the necessary measures to finalize the exchange.

6.9.1.1. If SENDAS exercises the right of exchange mentioned in item 6.9.1, within the term of ninety (90) days referred to therein, CBD shall perform the obligation, at its exclusive discretion, by one of the following alternative ways, having the right to make a combination thereof: (a) to carry out the exchange; and/or (b) to purchase, spot cash – for the Transfer Value, for payment on the effective date of transfer – the Shares upon which the right of exchange has been exercised, and/or (c) to adopt any one of the mechanisms referred to in item 6.9.2.

6.9.1.2. For the exchange, the Transfer Value of the paid-in Shares shall be ascribed on the date of the event, while for the CBD Preferred Shares the value ascribed shall be an average of the average quotes for the five (5) Bovespa trading sessions preceding the date of the event, considering as the date of the event the day on which CBD receives the notice referred to in item 6.9.1.

6.9.1.3. Upon receipt of the notice by CBD, the assessment of the Transfer Value shall be commenced immediately, in the form provided under item 1.1.

6.9.1.4. After February 29, 2009, while there are Class A Preferred Shares not paid in by SENDAS, the exchange of a number of paid in Shares owned by SENDAS on the conditions established in item 6.9.1 and its subitems shall result in the simultaneous cancellation of an equal number of Class A Preferred Shares not paid in by SENDAS.

6.9.2. Provided that the exchange ratio that derives from application of the rule established in 6.9.1.2 is fully preserved and the term of ninety (90) days referred to in 6.9.1.1 is observed, at the discretion of the CBD Controller, the exchange of Shares may be alternatively accomplished by use of any corporate procedure (increase of CBD’s capital, merger of shares on the terms of the provisions of Article 252 of the Corporation Law, or any other), in which case SENDAS shall be required to perform, in order to accomplish the exchange, all of the acts that fall under its responsibility in respect of the corporate procedure chosen by CBD.

6.9.3. If there should be exchange of the totality of the paid-in Shares held by SENDAS for CBD Preferred Shares, the Shareholders agree to approve the creation of one (1) Class A Common Share, to be issued for the price of one Real (R$ 1.00), which shall be subscribed and paid in by SENDAS, on the same date of the exchange of the totality of the Shares held by SENDAS for CBD Preferred Shares.

6.9.3.1. Following the exchange described in this item and the subscription by SENDAS of the mentioned Class C Common Share, SENDAS agrees that, as from then, it shall have a restricted voting right in the election, in a separate voting act, of one (1) member of the Board of Directors of the Company.

6.9.4. SENDAS hereby irrevocably and irreversibly undertakes to transfer to CBD the mentioned Class C Common Share for the established and agreed price of one Real (R$ 1.00), if it should Dispose

Exhibit 4(b)(2)

of a percentage greater than seventy-five percent (75%) of the CBD Preferred Shares that it owns, which percentage shall be applied to the CBD Preferred Shares acquired through exchange, as well as to the stock dividends attributed thereto.

6.9.5. SENDAS shall communicate to CBD in writing, at least thirty (30) days in advance, the date scheduled for Disposal to third parties of any quantity of CBD Preferred Shares held by SENDAS during the term of effectiveness of this Agreement.

6.9.5.1. With due regard for the provisions under 6.9.5.2 below, the CBD Preferred Shares may only be sold by SENDAS according to the following schedule:

(a) from February 1, 2007 to January 31, 2010: one third (1/3) of the CBD Preferred Shares;

(b) from February 1, 2010 to January 31, 2013: one third (1/3) of the CBD Preferred Shares;

(c) as from February 1, 2013: the balance of the CBD Preferred Shares still held by SENDAS.

6.9.5.2. If SENDAS intends to trade the CBD Preferred Shares in a stock exchange, in order to avoid that the quote for such Shares be affected negatively, the sale shall be effected in tranches to be defined by mutual agreement between the Shareholders. If the Shareholders fail to arrive at an Agreement as to the definition of the tranches, the definition shall be established by the Special Committee referred to in Article VII. CBD undertakes to collaborate with SENDAS aiming at maximizing the trading value for the CBD Preferred Shares, including through providing support to the Road Shows that SENDAS may intend to promote.

6.10. Right of Joint Sale

6.10.1. A Shareholder that intends to sell Common Shares in a quantity greater than ten percent (10%) of the Joint Equity Participation, in addition to offering to the other Shareholder the right of first refusal provided under this Article VI, shall be required to offer also and concomitantly the right of joint sale, on the terms of this item 6.10.

6.10.2. Upon receiving the notice referred to in letter (a) of item 6.2, an Offered Shareholder that does not wish to exercise the right of first refusal for the common Shares offered, may manifest within the Term for First Refusal its irrevocable and irreversible decision to sell, jointly with the Offering Shareholder, Shares in a quantity not greater than that being sold by the Offering Shareholder.

6.10.3. If the right of joint sale is exercised, both the Shares of the Offering Shareholder and those of the Offered Shareholder shall be sold on the same date and on the same conditions.

6.11. Any Disposal of or constriction of Shares that is inconsistent with the provisions of this Article VI shall not be valid, and the administrative officers of the Company are forbidden to make entries in the relevant corporate books, subject to being held personally liable.

Exhibit 4(b)(2)

ARTICLE VII
SOLUTION OF DIVERGENCES

7.1. In the event of a tie concerning a resolution of the Board of Directors, and in other cases expressly provided for in this Agreement, on the terms of item 4.1.9.3. , the procedure provided for in this Article VII shall be mandatorily adopted.

7.2. The Shareholders shall determine the creation of a Special Committee for solution of divergences (“Special Committee”). The Special Committee shall be made up of three (3) independent members, of whom one (1) shall be designated by each one of the Shareholders, and the third being an independent consultant specialized in the Company’s field of activity, designated by mutual Agreement by the Shareholders. Should the Shareholders fail to arrive at a consensus as to the designation of the mentioned independent consultant, such designation shall be made by the Chairperson of the Chamber of Conciliation and Arbitration of the Getúlio Vargas Foundation – FGV or, should the latter be unable to comply with this request, by the Chairperson of the Chamber of Arbitration of the Market, of the São Paulo Stock Exchange – Bovespa. The Special Committee shall decide by majority vote and shall have twenty (20) days to present a solution for the divergence that has been submitted to it. The decision of the Special Committee shall be final and shall be respected by the board members and by the Shareholders.

ARTICLE VIII
INTERVENING CONSENTING PARTIES

8.1. The Company executes this Agreement in its capacity as intervening party, is aware of its terms and undertakes to comply with all of its provisions and, particularly, to file it as provided in Article 118 of the Corporation Law.

8.2. For the entry concerning the common shares held by the Shareholders in the Book of Register of Registered Shares, the following text shall be inserted: “The encumbrance or transfer of these shares, on any account, is subject to the terms, limits and conditions of the Shareholders Agreement executed on February 29, 2004, and amended on December 1, 2004 and on September 16, 2005, under penalty of annulment and inefficacy of the transaction.”

8.3. The Company shall only be required to observe any amendments to the terms of this Agreement if they have been established by a written covenant.

8.4. The Company undertakes to immediately communicate to the Shareholders any act, fact or omission that could represent a violation of this Agreement, as well as to take any measures that may be required by subsequent legislation as a condition for maintaining the validity and effectiveness of this Agreement.

8.5. Messrs. ARTHUR ANTONIO SENDAS and ABÍLIO DOS SANTOS DINIZ, in addition to SENDAS EMPREENDIMENTOS, PAIC, PENÍNSULA and NOVA PENÍNSULA, hereby execute this Agreement in their capacity as intervening parties, thereby becoming aware of all of its terms and irrevocably and irreversibly undertaking to observe and comply with all of its provisions, particularly those relative to the rights provided for in Article VI.

ARTICLE IX – NOTICES

9.1. Any communication, notice and/or advice concerning the provisions of this Agreement shall be sent in writing and delivered to each Shareholder by fax, registered mail with acknowledgement notice, or by any other form that is mutually acceptable for the Shareholders, to the addresses below:

Exhibit 4(b)(2)

(a)	if addressed to SENDAS, to:
Rodovia Presidente Dutra 4674
São João de Meriti, RJ
CEP 25569-900
Fax: (21) 26519543
Attn: Arthur Antonio Sendas
With a copy (without the effects of a notice) to:
Av. Almirante Barroso, 52 - 5º Andar
Rio de Janeiro, RJ
CEP 20031-00
Fax: (21) 2262-2459
Attn: Oswaldo de Moraes Bastos Sobrinho

(b)	if addressed to CBD Companies, to CBD:
Avenida Brigadeiro Luiz Antônio, 3142
São Paulo – SP
CEP 01402-000
Fax: (11) 38856441
Attn: Augusto Marques da Cruz Filho
With a copy (without the effects of a notice) to:
Al. Joaquim Eugênio de Lima, 447
São Paulo, SP
CEP 01403-001
Fax: (11) 3147-7770
Attn: Moacir Zilbovicius

(c)	if addressed to the Company, to:
Av. Brigadeiro Luiz Antonio, 3142
São Paulo, SP
CEP: 01402-000
Fax: (11) 38856700
Attn: Caio Racy Mattar

(d)	if addressed to Mr. ARTHUR ANTONIO SENDAS or SENDAS EMPREENDIMENTOS, to:
Rodovia Presidente Dutra, 4674
São João de Meriti, RJ
CEP: 25569-900
Fax: (21) 26519543
Attn: Arthur Antonio Sendas
With a copy (without the effects of a notice) to:
Av. Almirante Barroso, 52 – 5º Andar
Rio de Janeiro, RJ
CEP 20031-00 (sic)
Fax: (21) 2262-2459
Attn: Oswaldo de Moraes Bastos Sobrinho

(e)	if addressed to ABÍLIO DOS SANTOS DINIZ, PAIC or PENÍNSULA, to:
Avenida Brigadeiro Luiz Antônio, 3142

Exhibit 4(b)(2)

São Paulo – SP
CEP 01402-000
Fax: (11) 38850051
Attn: Augusto Marques da Cruz Filho
With a copy (without the effects of a notice) to:
Al. Joaquim Eugênio de Lima, 447
São Paulo, SP
CEP 01403-001
Fax: (11) 3147-7770
Attn: Moacir Zilbovicius

9.2. Any Shareholder or intervening party may alter the address for notices shown in item 9.1 above, provided that it notifies such alteration of address the other parties, according to the provisions of this Article IX.

ARTICLE X - TERM OF EFFECTIVENESS

10.1. This Agreement shall remain in effect for as long as any Shareholder or successor thereof – severally or constituting a group, as provided under letter (g) of item 6.2 –holds any Shares. Except as provided under items 6.9.5.2 and 7.2, if SENDAS becomes the holder of the Class C Common Share, it shall lose all of the rights and shall be released from complying with all of the obligations that derive from this Shareholders Agreement, except for those that are inherent to the Class C Common Share.

ARTICLE XI – INVESTOR’S DIVESTMENT

11.1. None of the transactions foreseen in the Transaction Documents (as defined in the AIG Investment Agreement), including the investment and divestment of the Investor, and the purchase on the part of CBD, of Shares held by the Investor, shall have any repercussion in the equality in the equity participation of the Shareholders in the Joint Equity Participation, including for purposes of the exercise of any right hereunder.

11.2. CBD agrees to exercise the Final Call Option foreseen in Clause 5.1. (b) of the AIG Divestment Agreement.

11.3. Following the purchase by CBD of the Investor Class B Preferred Shares, the Shareholders shall take all action required to transfer the ownership of such Shares to the Company within the shortest possible period of time, so that the Shareholders shall recover their participation in the capital stock of the Company, as existing prior to the subscription of Shares by the Investor. Such recovery shall preferably be made by means of the purchase by the Company of the Shares that CBD shall have acquired from the Investor and, should it not be possible, by any other mechanism apt to achieve the same end result.

11.4. With respect to the reduction in the minimum annual dividend to one percent (1%) of the net profit of the respective fiscal year, as approved on the date hereof, the Shareholders hereby agree that, upon the divestment of the Investor and the acquisition by CBD of Shares held by the Investor, they shall approve the increase of such percentage of the net profits from one percent (1%) to twenty-five percent (25%), thereby restating the rule on dividend declaration that existed prior to the subscription of Shares by the Investor.

Exhibit 4(b)(2)

ARTICLE XII – SPECIFIC PERFORMANCE

12.1. The Shareholders hereby acknowledge and represent that the mere payment of losses and damages shall not represent adequate compensation for default of any obligation undertaken hereunder.

12.2. The provisions of this Agreement shall be subject to specific performance, on the terms of Article 118, Paragraph Three, of the Corporation Law, and the Shareholders acknowledge that this instrument constitutes an extrajudicial instrument of enforcement for compliance with the provisions of Articles 461, 462, 639 et seq of the Brazilian Civil Code.

12.3. The Chairperson of the shareholders meetings of the Company shall deem null, invalid and ineffective any vote that is contrary to the provisions of this Agreement.

ARTICLE XIII – CONFIDENTIALITY

13.1. The Shareholders hereby agree to maintain under absolute confidentiality all information contained in this Agreement, as well as any documents and information deriving therefrom, during the term of effectiveness of the Agreement and for an additional term of two (2) years counting from the date of its termination.

13.2. Unless necessary for implementation of the terms of this Agreement, for the period mentioned in item 13.1 above the Shareholders shall maintain absolute secrecy as to any information of a strategic, business, financial, administrative, legal or any other nature, that derives directly or indirectly from this Agreement, except for the obligation of disclosing to their respective board members, executive officers, consultants or employees when as a result of their functions must be informed accordingly, and provided that each one of such individuals is made aware that this information is strictly confidential and agrees to refrain from disclosing or using the information in any way, with the Shareholders undertaking, on their own behalf and on behalf of their representatives, agents, employees or subcontractors, to maintain the secrecy and confidentiality of the information obtained, except if due to an order given by an authority having competent jurisdiction, refraining from using it for any purpose other than in its capacity as Shareholder.

ARTICLE XIV – EXCLUSIVENESS

14.1. 14. During the term of effectiveness of this Agreement the Shareholders undertake to refrain from engaging in any activity that could compete with the activities of the Company within the Exclusive Territory, either independently or jointly with third parties.

ARTICLE XV – JOINT LIABILITY

15. CBD Companies are jointly liable for compliance with all of the obligations incumbent upon any of them hereunder.

ARTICLE XVI – GENERAL PROVISIONS

16.1. Any one of the Shareholders shall always be assured the right of access to information concerning any business conducted by or proposed to the Company, as well as the right to provide for,

Exhibit 4(b)(2)

at its own cost, technical, accounting or financial audits of any procedures and records maintained by the Company.

16.2 Should any provision of this Agreement be deemed null or ineffective, the validity or effectiveness of the remaining provisions shall not be affected and shall remain in full force and effect and, in such case, the Shareholders shall negotiate in good faith with the purpose of substituting the ineffective provision by another one that, to the extent possible and reasonable, accomplishes the desired purposes and effects.

16.3 Except in respect of the rights described in Article VI above, the fact that a Shareholder should fail to promptly demand compliance with any one of the provisions of this Agreement, or with any one of the rights relative to this Agreement, or fails to exercise any one of the prerogatives provided hereunder, shall not be considered to be waiver of such provisions, rights or prerogatives, shall not operate as novation and shall in no way affect the validity of this Agreement.

16.4 The provisions of this Agreement are irrevocable and irreversible and are binding upon the Shareholders, their successors on any account, legal representatives and assignees.

16.5 This Agreement may not be transferred or assigned to third parties, either wholly or in part, except in the cases provided for in this instrument.

16.6 This Agreement shall be filed at the Company’s head offices and shall be available for any Shareholder.

16.7 This Agreement may only be amended in writing and such amendment shall only be effective upon execution by the Shareholders and other intervening parties.

16.8 SENDAS and CBD Companies shall exert all efforts to arrive at an amicable composition concerning any divergence that may arise during the term of effectiveness of this Agreement within a term of thirty (30) days. If upon expiration of such term the Shareholders fail to arrive at a consensus, any one of the Shareholders may submit the divergence to arbitration, on the terms of Law No. 9307/96. The arbitration shall be coordinated by the Chamber of Conciliation and Arbitration of the Getúlio Vargas Foundation – FGV – pursuant to its regulations. The site for the arbitration shall be the City of Rio de Janeiro. For any writs of prevention prior to installation of the arbitration or for execution of the arbitration award, the jurisdiction shall be of the Courts of the City of Rio de Janeiro, with exclusion of any other court, no matter how privileged it may be.

16.9 Any vote manifested in a shareholders meeting or in a meeting of the Board of Directors of the Company that is contrary to the provisions of this Agreement shall be deemed to be null, invalid and ineffective, and it shall be the duty of the Chairperson of the body to declare such nullity, invalidity or ineffectiveness of the vote.”

16.10 This amendment and restatement and its execution alter only rights and obligations expressly modified therein, while all other clauses and conditions of the Agreement shall remain in full effect without any amendment or novation.

The CBD Companies, the CBD Controllers and the Company hereby authorize and grant specific powers to Dr. Marise Rieger Salzano for the same to initial all of the pages hereof in the name of the

Exhibit 4(b)(2)

CBD Companies, the CBD Controllers and the Company, for purposes of certifications and any other legal purpose.

This 2nd Addendum to the Shareholders Agreement is executed in two (2) counterparts of equal content and form.

Rio de Janeiro, September 16, 2005

(signature page and continuation follow)

Exhibit 4(b)(2)

Signature page of the 2nd Addendum to and Restatement of the Shareholders Agreement of Sendas Distribuidora S.A. executed on September 16, 2005

SENDAS S.A.

ARTHUR ANTONIO SENDAS

SENDAS EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

SÉ SUPERMERCADOS LTDA.

SENDAS DISTRIBUIDORA S.A.

PÃO DE AÇÚCAR S.A. INDÚSTRIA E COMÉRCIO

PENÍNSULA PARTICIPAÇÕES S.A.

NOVA PENÍNSULA PARTICIPAÇÕES S.A.

ABÍLIO DOS SANTOS DINIZ

Witnesses:

1. ________________________________________	2. ________________________________________
Name:	Name:
CPF No.	CPF No.